Contact:	Mark Hord EVP/General Counsel 972-509-2020, ext. 7440	FOR IMMEDIATE RELEASE Sept. 28, 2006

ViewPoint Bank members approve
conversion to mutual holding company

Plano ... ViewPoint Bank members approved the bank's Plan of Reorganization and Stock Issuance at a special meeting on Thursday, Sept. 28, clearing the way for the bank to reorganize into a mutual holding company structure. More than 5 million votes were cast, with 83 percent voting in favor of the conversion plan.

"We would like to thank our members for their overwhelming support of ViewPoint Bank during this voting period," said James McCarley, chairman of the ViewPoint Bank Board of Directors. "We especially appreciate their patience as we worked through the extended voting period."

The reorganization plan provides for the bank to become a wholly-owned subsidiary of ViewPoint Financial Group, which itself will be a majority-owned subsidiary of ViewPoint MHC. In connection with the reorganization, ViewPoint Financial Group sold 11,604,938 shares of its common stock at $10.00 per share in a subscription offering to the bank's members. ViewPoint Financial Group common stock will begin trading on the Nasdaq Global Select Market on Oct. 3, 2006 under the symbol "VPFG". The subscription offering was managed by Keefe, Bruyette & Woods, Inc. Silver, Freedman and Taff, L.L.P. acted as special counsel to the bank and ViewPoint Financial Group.

"We are very excited about what this reorganization means for the long-term future of ViewPoint Bank and its members," said Gary Base, ViewPoint Bank president/CEO. "This new direction will allow us to expand and grow, offering new products, services and locations to better serve the financial needs of our members."

As of June 30, 2006, ViewPoint Bank reported assets of $1.54 billion, deposits of $1.36 billion and equity of $106.5 million. ViewPoint Bank is a community-oriented federal savings bank operating through 32 locations. The institution was founded in 1952 as Collins Radio Credit Union, and was later named Community Credit Union. In 2005, credit union members voted to change the institution's charter and become ViewPoint Bank. For more information about ViewPoint Bank visit viewpointbank.com.

Except for historical information contained herein, the matters contained in this news release and other information in ViewPoint Financial Group's SEC filings, may express "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including statements that are other than statements of historical facts. Factors which could have a material adverse effect on our operations include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, consumer and other loans, real estate values, competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

Readers are cautioned not to place undue reliance on forward-looking statements, which are subject to influence by the named risk factors and unanticipated future events. Actual results, accordingly, may differ materially from management expectations.

ViewPoint Financial Group does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.